EXHIBIT 2.2

Description of securities

The American Depositary Shares (“ADSs”) of Ternium S.A. (the “Company”) are listed on the NYSE under the symbol “TX.” Trading on the NYSE began on February 1, 2006.

Memorandum and Articles of Association

The Company’s authorized share capital is fixed by the Company’s articles of association, as amended from time to time, with the approval of shareholders at an extraordinary general shareholders’ meeting. The Company has an authorized share capital of a single class of 3,500,000,000 shares having a nominal value of $1.00 per share. There are currently 2,004,743,442 shares issued. All issued shares are fully paid.

The Company’s articles of association authorize the board of directors, or any delegate(s) duly appointed by the board of directors, to issue shares within the limits of its authorized share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves, at such times and on such terms and conditions, including the issue price, as the board of directors, or its delegate(s) may in its or their discretion resolve.

The Company’s extraordinary shareholders meeting held on June 5, 2020 approved the renewal for an additional five-year period of the authorization granted to the board of directors to waive, suppress or limit any preemptive subscription rights of shareholders provided for by law to the extent it deems such waiver, suppression or limitation advisable for any issue or issues of shares within the authorized share capital; and have waived any preemptive subscription rights provided for by law and related procedures. The validity period of such authorization will expire on June 19, 2025. However, under the Company's articles of association, for as long as the Company’s shares are listed on a regulated market (and only for as long as they are so listed), any issuance of shares for cash within the limits of the authorized share capital shall be subject to the preemptive subscription rights of the then existing shareholders, except in the following cases (in which cases no preemptive rights shall apply):

•any issuance of shares for, within, in conjunction with or related to, an initial public offering of the Company’s shares on one or more regulated markets (in one or more instances);

•any issuance of shares against a contribution other than in cash;

•any issuance of shares upon conversion of convertible bonds or other instruments convertible into shares of the Company; provided, however, that the preemptive subscription rights of the then existing shareholders shall apply by provision of the Company’s articles of association in connection with any issuance of convertible bonds or other instruments convertible into shares for cash; and

•any issuance of shares (including by way of free shares or at a discount), up to an amount of 1.5% of the issued share capital of the Company, to directors, officers, agents or employees of the Company, its direct or indirect subsidiaries, or its affiliates, including without limitation the direct issue of shares upon the exercise of options, rights convertible into shares, or similar instruments convertible or exchangeable into shares issued for the purpose of, or in relation to, compensation or incentive for any such persons or in relation thereto (which the board of directors shall be authorized to issue upon such terms and conditions as it deems fit).

Amendment of the Company’s articles of association requires the approval of shareholders at an extraordinary shareholders’ meeting with a two-thirds majority vote of the shares represented at the meeting.

Dividends

Subject to applicable law, all shares (including shares underlying ADSs) are entitled to participate equally in dividends when, as and if declared by the shareholders at the annual general shareholders’ meeting, out of funds legally available for such purposes.

Dividends may be lawfully declared and paid if the Company's net profits and distributable reserves are sufficient under Luxembourg law. The amount and payment of dividends must be approved by a majority vote at a general shareholders’ meeting, generally, but not necessarily, based on the recommendation of the Company’s board of directors. Under Article 21 of the Company’s articles of association, the board of directors has the power to distribute interim dividends out of profits, share premium or any other available reserves, in accordance with applicable law, in particular in accordance with the conditions set forth in article 461-3 of the Luxembourg Company Law. Such dividend payments must be finally approved by the general shareholders’ meeting.
As provided by Article 21 of the Company’s articles of association, dividends or other distributions declared by the general meeting as well as interim dividends or other distributions declared by the board of directors will be distributed at the times and places determined by the board of directors. The Company will make any and all dividend payments and any other distributions in respect of shares registered in the name of any securities settlement system or operator of such a system or in the name of any financial institution or other professional depositary of securities or any other depositary, whether in cash, shares or other assets, only to such registered holder, or otherwise in accordance with such registered holder’s instructions, and, as provided by Article 21 of the Company’s articles of association, that payment shall release the Company from any and all obligations for such payment.

The Company conducts and will continue to conduct its operations through subsidiaries and, accordingly, its main source of cash to pay dividends, among other possible sources, will be the dividends received from its subsidiaries.

Under Luxembourg law, claims for dividends will lapse in favor of the Company five years after the date such dividends are declared. However, the Company may elect to pay a declared dividend after such period. Declared and unpaid dividends held by the Company for the account of its shareholders do not bear interest.

Pursuant to Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. If the legal reserve later falls below the 10% threshold, at least 5% (or such lower amount required to reach the 10% threshold) of net profits again must be allocated toward the reserve. As of December 31, 2022, the Company’s legal reserve represented 10% of its share capital. The legal reserve is not available for distribution.

Shareholders’ Meetings; Voting Rights; Election of Directors

Each share entitles the holder thereof to one vote at the Company’s general shareholders’ meetings. Shareholder action by written consent is not permitted, but proxy voting is permitted. Notices of general shareholders’ meetings are governed by the provisions of Luxembourg law and the Company’s articles of association. Pursuant to applicable Luxembourg law, the Company must give notice of the calling of any general shareholders meeting at least 15 days prior to the date for which the meeting is being called, by publishing the relevant convening notice in the Recueil électronique des sociétés et associations (Luxembourg's electronic official gazette) and in a leading newspaper having general circulation in Luxembourg and by issuing a press release informing of the calling of such meeting. The Company’s articles of association provide that notices for any general shareholders’ meeting shall include such information and shall be given in such form through such means and at such time or times as may be required under applicable Luxembourg law; and, in case the shares of the Company are listed on a regulated market, such notices shall, in addition, satisfy such requirements as are applicable to, and mandatory for, notices of general shareholders’ meetings of issuers such as the Company under the applicable laws, rules and regulations of such regulated market.

No attendance quorum is required at ordinary general shareholders’ meetings and resolutions may be adopted by a simple majority vote of the shares present or represented and voted at the meeting. An extraordinary general shareholders’ meeting may only validly deliberate when at least half of the share capital is present or represented. If the required quorum is not met at an extraordinary general shareholders meeting, a second meeting may be convened in accordance with the Company's articles of association and applicable law and such second extraordinary general shareholders meeting shall validly deliberate regardless of the quorum present or represented. Resolutions on the following matters may only be adopted at extraordinary general shareholders’ meetings: (a) amendment to the articles of association; (b) dissolution and liquidation of the Company; (c) setting of the authorized share capital and granting of authorization to the board of directors to increase the Company’s share capital within the limits of the authorization; (d) decrease of the Company’s share capital; and (e) sale of all or substantially all of the Company’s assets. Such resolutions, in order to be adopted, must be approved by a majority of at least two-thirds of the votes of the shares present or represented. The following matters shall require a unanimous resolution of all the shareholders of the Company: (a) change of the nationality of the Company; and (b) increase of shareholders’ commitments.

Cumulative voting is not permitted. The Company’s articles of association do not provide for staggered terms, and directors are elected for a maximum of one year but may be reappointed or removed at any time, with or without cause, by the general shareholders’ meeting, by resolution passed by a simple majority vote of the shares present or represented at the meeting and voted. In the case of a vacancy occurring on the board of directors, the remaining directors shall have the right to temporarily fill such vacancy with a temporary director appointed by resolution adopted with the affirmative vote of a majority of the remaining directors; provided that the next general shareholder’s meeting shall be called upon to ratify such appointment. The term of a temporary director elected to fill a vacancy shall expire at the end of the term of office of the replaced director.

The articles of association provide that annual general shareholders’ meetings shall meet in Luxembourg within six months from the end of the previous financial year at the date, place and hour indicated in the convening notice.

Any shareholder who holds one or more shares of the Company on the fifth calendar day preceding a general shareholders’ meeting (the “Record Date”) shall be admitted to such general shareholders’ meeting. Those shareholders who have sold their shares between the Record Date and the date of the general shareholders’ meeting may not attend or be represented at the meeting.

In the case of shares held through fungible securities accounts, each shareholder may exercise all rights attached to his shares and, in particular, may participate in and vote at shareholders’ meetings of the Company upon presentation of a certificate issued by the financial institution or professional depositary holding the shares, evidencing such deposit and certifying the number of shares recorded in the relevant account on the Record Date. Such certificate must be filed at least five days before the meeting with the Company at its registered address or at the address stated in the convening notice or, in case the shares of the Company are listed on a regulated market, with an agent of the Company located in the country of the listing and designated in the convening notice. In case any such holder wishes to vote by proxy, the holder shall have to present a completed proxy form together with the certificate previously referred to, by the same date and time and at the same addresses. The board of directors and the shareholders at the shareholders’ meeting may, if they deem so advisable, reduce these periods of time for all shareholders and admit all shareholders (or their proxies) who have filed the appropriate documents to the general shareholders’ meeting, irrespective of these time limits.

Holders of ADSs only have those rights that are expressly granted to them in the deposit agreement dated January 31, 2006, among the Company, The BNY Mellon (formerly The Bank of New York), as depositary, and the owners and beneficial owners from time to time of ADSs of the Company. ADS holders may not attend or directly exercise voting rights in shareholders’ meetings, but holders of record of our ADSs as of the relevant ADS holders’ record date set for any given general shareholders’ meeting are entitled to instruct the Depositary as to the exercise of the voting rights in respect of the shares underlying such holder’s ADSs at such meeting.

Appraisal Rights

In case the shares of the Company are listed on one or more regulated markets, and in the event the shareholders, in a general meeting, approve any of the following:

•the delisting of the Company’s shares from all regulated markets where the Company’s shares are listed at that time, excluding a delisting made pursuant to an offer to all of the Company’s shareholders made by a business entity subject to common control with the Company, whereby such business entity offers to issue, in exchange for the Company’s shares, shares to be listed on the same regulated market(s) on which the Company’s shares are listed;

•a merger in which the Company is not the surviving entity (unless the shares or other equity securities of such entity are listed on the New York or London stock exchanges);

•a sale, lease, exchange or other disposition of all or substantially all of the Company’s assets;

•an amendment to the Company’s articles of association that has the effect of materially changing its corporate purpose;

•the relocation of the Company’s domicile outside the Grand Duchy of Luxembourg; or

•amendments to the Company’s articles of association that restrict the rights of its shareholders (excluding any amendments in relation with, or to, the authorized share capital and/or the waiver or suppression of any preferential subscription rights relating thereto).

Dissenting or absent shareholders have the right to have their shares repurchased by the Company at (i) the average market value of the shares over the 90 calendar days preceding the applicable general shareholders’ meeting or (ii) in the event that the Company’s shares are not traded on any regulated market, the amount that results from applying the proportion of the Company’s equity that the shares being sold represent over the Company’s net worth as determined in its last consolidated financial statements approved by the shareholders or in its last interim consolidated financial statements approved by the board of directors, whichever is more recent. Shareholders who voted in favor of the relevant resolution are not entitled to exercise this right.

Dissenting or absent shareholders must present their claim within one month following the date of the applicable general shareholders’ meeting and supply the Company with evidence of their shareholding at the time of such meeting. The Company must (to the extent permitted by applicable laws and regulations and in compliance therewith) repurchase its shares within six months following the date of the applicable general shareholders’ meeting. If delisting from one or more, but not all, of the regulated markets where the Company’s shares are listed is approved by the shareholders’ meeting, only dissenting or absent shareholders with shares held through participants in the local clearing system for that market or those markets can exercise this appraisal right if:

•they held the shares as of the date of the announcement by the Company of its intention to delist or as of the date of publication of the first convening notice for the general shareholders’ meeting that approved the delisting;

•they present their claim within one month following the date of the general shareholders’ meeting and supply evidence of their shareholding as of the date of the Company’s announcement or the publication of the first convening notice to the meeting; and

•the delisting is not being made pursuant to an offer to all of the Company’s shareholders made by a business entity subject to common control with the Company, whereby such business entity offers to issue, in exchange for the Company’s shares, shares to be listed on the same regulated market(s) on which such dissenting or absent shareholders hold their shares through participants in the local clearing system for that market or markets.

In the event a shareholder exercises its appraisal rights, applicable Luxembourg law provisions shall apply. Holders of ADSs may not be able to exercise, or may encounter difficulties in the exercise of, certain rights afforded to shareholders, including appraisal rights.

American Depositary Shares

BNY Mellon acts as depositary under the ADSs deposit agreement. As long as the deposit agreement remains in effect, the Company will furnish the Depositary with:

•its annual reports, and

•copies of all notices of shareholders’ meetings and other reports and communications that are made generally available to the Company’s shareholders.

The Depositary will, as provided in the deposit agreement and if requested in writing by the Company, arrange for the mailing of such reports, notices and communications to all record holders of ADSs, on a basis similar to that for holders of shares, or on such other basis as the Company may advise the Depositary may be required by any applicable law or regulation or any requirement of any stock exchange to which the Company may be subject. Any reports and communications, including any proxy solicitation material, shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the SEC.
Any record holder of ADSs may read the reports, notices, or summaries thereof, and communications at the depositary’s office located at 240 Greenwich Street, 8W, New York, NY 10286. In addition, such reports, notices and other communications are made available to all shareholders and holders of ADSs on the Company’s website at: https://investors.ternium.com.
According to the Company's deposit agreement, holders of ADSs may have to pay to the Depositary, either directly or indirectly, fees or charges up to the amounts set forth below:

•A fee of $5.00 (or less) per 100 ADSs (or portion of 100 ADSs) for any issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property; and cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

•A fee of $0.02 (or less) per ADS for any cash distribution to ADS registered holders, excluding cash dividend.

•Any charges for taxes and other governmental charges that the Depositary or the custodian may be required to pay on any ADS or share underlying an ADS (e.g., share transfer taxes, stamp duty or withholding taxes); and any charges incurred by the Depositary or its agents for servicing the deposited securities.

•Registration or transfer fees for transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares.

•Expenses of the Depositary for cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); and conversion of foreign currency.

•A fee equivalent to the fee that would be payable if securities distributed to ADS holders had been shares and the shares had been deposited for issuance of ADSs for distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS registered holders.

•As necessary, charges for any costs incurred by the Depositary or its agents for servicing the deposited securities.

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deductions from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Under the deposit agreement with the Depositary, the Depositary is not liable to holders of ADSs, except that the Depositary agrees to perform its obligations specifically set forth therein without gross negligence and willful misconduct.